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                                  EXHIBIT 12.1

                             NOVELLUS SYSTEMS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                    1996-2001
                                     ($000S)


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

                             Six months                            Year ended December 31,
                            ended June 30,   ----------------------------------------------------------------------
                                 2001           2000          1999           1998            1997           1996
                            --------------     (A)(C)          (A)            (A)           (A)(D)           (A)
Earnings as defined:
Income before
   provision for
   income taxes               $ 204,816      $ 350,164      $ 100,207      $  71,520      $(116,507)      $ 158,398
Add:
   Interest expense                 430          2,425          1,746          4,895          2,832             541
   Interest portion of
      rental expense(B)           9,427         20,464         15,106          8,528          2,168             547

Total earnings                $ 214,673      $ 373,053      $ 117,059      $  84,943      $(111,507)      $ 159,486


Fixed charges
   as defined:
Interest expense              $     430      $   2,425      $   1,746      $   4,895      $   2,832       $     541
Interest portion of
     rental expense(B)            9,427         20,464         15,106          8,528          2,168             547

Total fixed charges           $   9,857      $  22,889      $  16,852      $  13,423      $   5,000       $   1,088

Ratio of earnings
   to fixed charges               21.78          16.30           6.95           6.33             --          146.59
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(A) All information prior to 2001 has been restated to give effect to the accounting for the merger with GaSonics Corporation in January 2001 under the pooling-of-interests method of accounting.

(B) Reflects the appropriate portion of rental expense representative of an interest factor.

(C) Before the cumulative effect of a change in accounting principle in conjunction with the adoption of SAB 101.

(D) In the year ended December 31, 1997, Novellus incurred a loss of $92.7 million, net of an income tax benefit of $23.8 million. Fixed charges for this period were $5.0 million.